Exhibit 99.1

DADE BEHRING INC.	Tel: +1 (847) 267-5300
1717 Deerfield Road	Fax: +1 (847) 267-1699

P.O. Box 778

Deerfield, IL 60015-0778

Contact:  Nancy Krejsa (847) 267-5483

DADE BEHRING REPORTS 41 PERCENT GROWTH IN EARNINGS PER

SHARE FOR THE FIRST QUARTER, 2006

Operating income margin rises to 14 percent of revenue

Deerfield, IL (April 27, 2006)— Dade Behring Holdings, Inc. (NASDAQ:DADE) today reported net income of $34.2 million, or $0.38 per diluted share for the quarter ended March 31, 2006, an increase of 41 percent in earnings per share over the prior year first quarter results. First quarter revenue of $416 million increased 0.7 percent over prior year, and grew 4.2 percent on a constant currency(1) basis.

“We continue to be pleased with both our overall performance and the quality of our earnings growth,” said Jim Reid-Anderson, Dade Behring’s Chairman, President and CEO. “The fundamentals of our industry remain solid and our business strategy, portfolio of products, and dedicated team of employees continue to position us well for long-term growth.”

On January 1, 2006, the company adopted FAS123R. Pre-tax net income in the quarter of $54.4 million included $5.0 million of stock-based compensation expense versus $1.5 million of expense in the first quarter of 2005. The 5.0 million of expense negatively impacted earnings per share by $0.03 in the current quarter.

The company’s installed base of instruments grew to 38,800 as of March 31, 2006, representing growth of 1.7 percent for the quarter and an 8.4 percent increase since

March 31, 2005. Core product revenue grew 5.0 percent in the first quarter, with core product reagent, service and operating lease revenue increasing 6.7 percent in the same period, both on a constant currency basis. Growth in the installed base of instruments and the reagent, service and operating lease revenue are key metrics the company uses to measure its growth relative to the overall market.

First quarter global instrument revenue declined $5 million as compared to prior year, primarily due to a lower percentage of instruments placed under sales-type lease arrangements in the United States. First quarter global instrument revenue represented 9 percent of total sales, as compared to 10 percent in the same period last year. Approximately 3 percent of the company’s first-quarter revenue related to sales-type leases.

Cash flow from operations, after investing activities and excess tax benefits from stock-based compensation, was $46 million for the quarter. The strong fundamental cash generating capability of the business was favorably impacted by $12 million in incremental non-U.S. factored receivables.

“We remain highly focused on effectively managing costs, working capital and cash flow,” said John Duffey, Dade Behring’s Chief Financial Officer. “Our company’s strength was affirmed earlier this month when Fitch issued an upgrade on the company’s credit rating.”

The company used $65 million of its cash to repurchase common stock during the first quarter, and paid its fourth cash dividend of $4.4 million, or $0.05 per common share. Cash earnings per share(2) were $0.64 for the first quarter as compared to $0.56 per share in the first quarter of last year.

The company is announcing today its intent to commercialize the high-volume Dimension Vista™ System, an integrated chemistry / immunochemistry analyzer, in late October of this year. The system has been under development for several years and received clearance from the FDA in July, 2005. The company plans to place a limited

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number of instruments in the United States and Europe in late 2006 and early 2007, with an expanding number of placements beginning in the second quarter of 2007.

Revenue Details

•                  Revenue in the United States increased 4.6 percent, and was negatively impacted by a lower level of instruments placed under sales-type lease arrangements.

•                  Revenue outside of the United States grew 3.9 percent on a constant currency basis.

•                  Key revenue drivers for the quarter included continued strength in the company’s Dimension® family of products, along with growth in the company’s Stratus® CS, Syva® drug testing, and hemostasis products lines.

First Quarter 2006 Announcements

During the first quarter, the company announced the granting of a sublicense to Abbott Laboratories for use of placental growth factor, a protein marker with potential to be used as a test to diagnose certain stages of cardiovascular disease.

The company also announced the launch of the Viva-Jr™ Drug Testing System, an analyzer designed for the criminal justice and low-volume clinical laboratory, and also designed to use Syva’s gold-standard EMIT® test reagents.

Also during the first quarter, the company announced it had received the Frost and Sullivan 2005 Customer Service Leadership Award for customer excellence.

In addition, during the quarter, the board of directors authorized the company to purchase an incremental 5 million shares of common stock and also authorized a $0.02 increase in the company’s 2006 quarterly cash dividend to $0.05 per common share.

The company will hold a conference call this morning at 8:00 a.m. Central Daylight Time to discuss the first quarter 2006 financial performance. To participate,

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investors and analysts are invited to call (800) 374-0591 in the U.S. and Canada, or +1 (706) 634-1377 outside of the U.S. The conference call will also be webcast simultaneously from the investor relations section of Dade Behring’s website at www.dadebehring.com.

About Dade Behring

With 2005 revenue of nearly $1.7 billion, Dade Behring is the world’s largest company solely dedicated to clinical diagnostics. It offers a wide range of products, systems and services designed to meet the day-to-day needs of labs, delivering innovative solutions to customers and enhancing the quality of life for patients. Additional company information is available on the Internet at www.dadebehring.com.

1. “Constant currency” is not a U.S. GAAP defined measure. The company believes this measure provides a meaningful analysis of the underlying activity, since it eliminates the effect of changes in foreign currency exchange rates. Changes on a constant currency basis have been calculated by comparing reported current year amounts to prior year amounts in local currency translated at the foreign currency exchange rates for the current year. “Constant currency,” as defined or presented by the company, may not be comparable to similarly titled measures reported by other companies.

2. “Cash earnings per share” is not a U.S. GAAP defined measure. The company believes this measure provides meaningful profitability metrics, given current accumulated tax loss carryforwards and the net depreciation/amortization impacts relating to the revaluation of assets during the company’s 2002 restructuring.

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Dade Behring Holdings, Inc.

Revenue By Product Line

and Region (unaudited)

(Dollars in millions)

	Quarter Ended March 31,
			% Change
				On a Constant
Product Line	2006	2005	Reported	Currency Basis *
Core Products
Core Chemistry	$275.0	$267.3	2.9%	6.0%
Hemostasis	76.9	75.9	1.3%	5.8%
Microbiology	36.1	38.7	-6.7%	-3.9%
Infectious Disease Diagnostics	21.3	21.6	-1.4%	5.2%
Total Core Products	409.3	403.5	1.4%	5.0%
Non-Core Products	6.4	9.4	-31.9%	-29.8%
Total	$415.7	$412.9	0.7%	4.2%

Region
United States	$195.6	$187.0	4.6%	4.6%
Non-U.S.	220.1	225.9	-2.6%	3.9%
Total	$415.7	$412.9	0.7%	4.2%

*              “Constant currency” is not a U.S. GAAP defined measure.  The company believes this measure provides a meaningful analysis of the underlying activity, since it eliminates the effect of changes in foreign currency exchange rates. The change in sales on a constant currency basis has been calculated by comparing reported current year sales to prior year sales in local currency translated at the foreign currency exchange rates for the current year.  “Constant currency,” as defined or presented by the company, may not be comparable to similarly titled measures reported by other companies.

Dade Behring Holdings, Inc.

Consolidated Balance Sheets (unaudited)

	March 31,	December 31,
(Dollars in millions, except share-related data)	2006	2005

Assets

Current assets:
Cash and cash equivalents	$18.1	$34.6
Accounts receivable, net	307.0	315.7
Inventories	179.9	165.0
Prepaid expenses and other current assets	19.5	24.5
Deferred income taxes	47.7	54.2
Total current assets	572.2	594.0

Property, plant and equipment, net	438.1	429.5
Deferred income taxes	199.7	199.3
Identifiable intangible assets, net	352.2	356.9
Goodwill	187.4	187.8
Other assets	35.0	33.1
Total assets	$1,784.6	$1,800.6

Liabilities and Shareholders’ Equity

Current liabilities:
Short-term debt	$7.0	$5.5
Accounts payable	70.7	75.4
Accrued liabilities	235.5	248.8
Total current liabilities	313.2	329.7

Long-term debt	385.0	386.0
Deferred income taxes	20.1	16.6
Other liabilities	166.3	159.9
Total liabilities	884.6	892.2

Commitments and contingencies

Common stock: $.01 par value; 150,000,000 shares authorized at March 31, 2006 and December 31, 2005, respectively; 87,075,124 and 88,029,061 shares issued and outstanding at March 31, 2006 and December 31, 2005, respectively	0.9	0.9
Additional paid-in capital	661.6	708.8
Unearned stock-based compensation	—	(3.6)
Retained earnings	226.1	196.3
Accumulated other comprehensive income	11.4	6.0
Total shareholders’ equity	900.0	908.4
Total liabilities and shareholders’ equity	$1,784.6	$1,800.6

Dade Behring Holdings, Inc.

Consolidated Statements of Operations (unaudited)

	Quarter Ended March 31,
(Dollars in millions, except per share data)	2006	2005

Net sales	$415.7	$412.9
Cost of goods sold	183.1	189.7
Gross profit	232.6	223.2

Operating costs and expenses:
Marketing and administrative expenses	137.2	135.2
Research and development expenses	37.4	33.5
Income from operations	58.0	54.5

Other income (expense):
Interest expense	(6.4)	(12.4)
Interest income	1.1	0.9
Foreign exchange gain (loss)	2.0	(2.2)
Other	(0.3)	(0.8)
Income before income tax expense	54.4	40.0
Income tax expense	20.2	14.8
Net income	$34.2	$25.2

Basic shares outstanding	87.8 million	88.0 million
Diluted shares outstanding	90.5 million	92.7 million

Basic earnings per common share	$0.39	$0.29
Diluted earnings per common share	$0.38	$0.27

Operating Cash Flow to Cash Earnings reconciliation:
Operating Cash Flow	$75.0	$50.8
Net changes in balance sheet items not in earnings; loss on disposal of fixed assets	1.2	17.3
Capital expenditures and investment in licensing agreements	(36.2)	(27.7)
Income tax expense	20.2	14.8
Cash paid during the period for taxes	(2.8)	(3.2)
Cash Earnings (*)	$57.4	$52.0

Net income to Cash Earnings reconciliation:
Net income	$34.2	$25.2
Depreciation and amortization (including amortization of debt issuance costs)	37.0	41.4
Capital expenditures and investment in licensing agreements	(36.2)	(27.7)
Stock-based compensation expense	5.0	1.5
Income tax expense	20.2	14.8
Cash paid during the period for taxes	(2.8)	(3.2)
Cash Earnings (*)	$57.4	$52.0

(*)         “Cash earnings” is not a U.S. GAAP defined measure. The company believes this measure provides meaningful profitability metrics, given current accumulated tax loss carryforwards and the net depreciation/amortization impacts relating to the revaluation of assets during the company’s 2002 restructuring.

Dade Behring Holdings, Inc.

Consolidated Statements of Cash Flows (unaudited)

	Quarter Ended	Quarter Ended
(Dollars in millions)	March 31, 2006	March 31, 2005

Operating Activities:
Net income	$34.2	$25.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	37.0	41.4
Net loss on disposal of fixed assets	0.4	0.5
Stock-based compensation expense	5.0	1.5
Deferred income taxes	8.3	8.8
Changes in balance sheet items	(9.9)	(26.6)
Net cash flow provided by operating activities	75.0	50.8

Investing Activities:
Capital expenditures	(36.0)	(27.3)
Investment in licensing agreements	(0.2)	(0.4)
Net cash flow utilized for investing activities	(36.2)	(27.7)

Financing Activities:
Net borrowings (repayments) related to short-term debt	1.5	(3.9)
Repayments of borrowings under former bank credit agreement	—	(40.0)
Borrowings under new revolving credit facility	163.2	—
Repayments of borrowings under new revolving credit facility	(164.2)	—
Proceeds from exercise of stock options	5.8	6.8
Excess tax benefits from stock-based compensation	6.9	—
Repurchases of common stock	(64.5)	—
Dividends paid	(4.4)	—
Net cash flow utilized for financing activities	(55.7)	(37.1)

Effect of foreign exchange rates on cash	0.4	(0.3)

Net decrease in cash and cash equivalents	(16.5)	(14.3)

Cash and Cash Equivalents:
Beginning of Period	34.6	30.0

End of Period	$18.1	$15.7